Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-123646

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but are not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 11, 2005

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 5, 2005

$400,000,000

    % Senior Notes due May 15, 2035

We will pay interest on the Senior Notes each May 15 and November 15. The first interest payment will be made on November 15, 2005.

We may redeem some or all of the Senior Notes at any time and from time to time at the make-whole redemption price described herein.

The Senior Notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured debt from time to time outstanding.

Investing in the Senior Notes involves risks. See "Risk Factors" beginning on page 4 of the accompanying prospectus.

	Price to Public (1)		Underwriting Discounts and Commissions		Proceeds to El Paso Electric Company (before expenses)
Per Senior Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from May , 2005, if settlement occurs after that date.

Delivery of the Senior Notes in book-entry form only will be made on or about May     , 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

The date of this prospectus supplement is May     , 2005.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. No person has been authorized to give any information or to make any representation other than those set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus and, if given or made, such information or representations must not be relied upon. We are not, and the underwriter is not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or that the documents incorporated by reference are accurate as of any date other than the date that those documents were filed by us with the Securities and Exchange Commission.

All references to "El Paso", "the Company", "we", "our", and "us" in this prospectus supplement refer to El Paso Electric Company and its subsidiaries, unless the context requires otherwise.

i

SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference, and in the indenture as described under "Description of the Senior Notes". You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference. This prospectus supplement and the accompanying prospectus contain or incorporate certain forward-looking statements. Forward-looking statements should be read together with the cautionary statements and factors referred to under "Disclosure about Forward-Looking Statements" in the accompanying prospectus.

The Company

El Paso Electric Company is a public utility engaged in the generation, transmission and distribution of electricity in an area of approximately 10,000 square miles in west Texas and southern New Mexico. The Company also serves a wholesale customer in Texas and periodically in the Republic of Mexico. The Company was incorporated in Texas in 1901. As of February 28, 2005, the Company had approximately 1,000 employees, 33% of whom were covered by a collective bargaining agreement.

The Company derives revenue principally from the sale of power to retail and wholesale customers (including economy sales), which accounted for 81% and 17%, respectively, of the Company's revenues for the three months ended March 31, 2005 and 87% and 11%, respectively, of the Company's revenues for the year ended December 31, 2004. Revenues from the sale of electricity include fuel costs, which are passed through directly to customers, and base revenues. Base revenues are revenues from the sale of electricity excluding such fuel costs. Economy sales are sales into markets outside the Company's service territory. The Company owns or has significant ownership interests in six electrical generating facilities providing it with a total capacity of approximately 1,500 megawatts (MW). For the three months ended March 31, 2005, the Company's energy sources consisted of approximately 56% nuclear fuel, 23% natural gas, 9% coal, 12% purchased power and less than 1% generated by wind turbines.

The Company's principal executive offices are located at Stanton Tower, 100 North Stanton, El Paso, Texas 79901 (telephone 915-543-5711). The Company makes available free of charge through its website, www.epelectric.com, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Tender Offer and Defeasance of Outstanding First Mortgage Bonds

On May 5, 2005, we announced a tender offer (the Tender Offer) for any and all of our 8.90% Series D first mortgage bonds due February 1, 2006 (the Series D Bonds) and our 9.40% Series E first mortgage bonds due May 1, 2011, which are callable on February 1, 2006 (the Series E Bonds) of which in the aggregate there are approximately $359.4 million outstanding as of the date of this prospectus supplement, as described in an Offer to Purchase dated May 5, 2005. The Tender Offer commenced on May 5, 2005 and will expire at 11:59 p.m., New York City time on June 2, 2005, unless extended by us. In connection with the Tender Offer, we also announced our intention to defease, pursuant to the terms of our mortgage, as defined in the accompanying prospectus, all of our Series D Bonds and Series E Bonds which are not tendered and accepted for payment pursuant to the Tender Offer promptly following the final settlement relating to the Tender Offer. We intend to fund the Tender Offer and the defeasance with the net proceeds of this offering.

Amendment of our First Mortgage Bond Indenture

We have amended the terms of the mortgage by entering into a Sixth Supplemental Indenture dated as of May 5, 2005 pursuant to which the holders of the Collateral Series H Bonds (which secure our obligations under our nuclear fuel facility) have agreed that at such time as there are no more Series D Bonds or Series E Bonds outstanding, the covenants and the events of default relating to the Initial Series Bonds, described in the accompanying prospectus under "Description of First Mortgage Bonds—Initial Series Covenants" and "—Events of Default", respectively, shall cease to apply. While any of the Series D Bonds or Series E Bonds remain outstanding, however, such covenants and events of default shall remain in effect. As described above, we intend to retire the Series D Bonds and the Series E Bonds pursuant to the Tender Offer and the defeasance.

The Offering

Issuer	El Paso Electric Company, a Texas corporation.

Securities Offered	$400,000,000 aggregate principal amount of % Senior Notes due May 15, 2035.

Maturity	May 15, 2035.

Interest Payment Dates	May 15 and November 15 of each year, commencing on November 15, 2005.

Interest Rate	% per year.

Further Issuances	We may issue additional debt securities under the indenture relating to the Senior Notes having the same terms and CUSIP number as the Senior Notes in all respects, except for the issue date and the issue price. Any such additional debt securities will be consolidated with and form a single series with the Senior Notes offered hereby.

In addition to the Senior Notes, we may issue other series of debt securities under the indenture relating to the Senior Notes. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture relating to the Senior Notes.

Covenants	The Senior Notes will be subject to covenants that will limit our ability to:

•	Create liens on our operating property; and

•	Consolidate with or merge into, or transfer all or substantially all of our assets to, any other party.

These covenants are subject to important exceptions and qualifications that are described under "Description of Debt Securities—Successor Obligor" in the accompanying prospectus and under "Description of the Senior Notes —Limitation on Liens."

Events of Default	The Senior Notes will be subject to the events of default described under "Description of Debt Securities—Defaults and Remedies" in the accompanying prospectus.

In addition, it will be an event of default under the Senior Notes if we fail to observe or perform any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any indebtedness of the Company in a principal amount in excess of $10,000,000 if the effect of any such failure is to cause such indebtedness to become due prior to its maturity. See "Description of the Senior Notes—Events of Default."

Optional Redemption	We may redeem the Senior Notes, in whole or in part, at any time and from time to time, at the make-whole redemption price described under "Description of the Senior Notes—Optional Redemption."

Ranking	The Senior Notes will be a senior unsecured obligation and will rank equally with all of our other existing and future senior unsecured debt, including all other debt securities issued under the indenture relating to the Senior Notes, from time to time outstanding. Our secured debt is effectively senior to the Senior Notes. See "Description of the Senior Notes—Ranking."

Form and Denomination	The Senior Notes will be issued in fully registered form in denominations of $1,000 and in integral multiples of $1,000.

DTC Eligibility	Senior Notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (DTC) or its nominee. See "Description of the Senior Notes—Book-Entry System."

Same Day Settlement	Beneficial interests in the Senior Notes will trade in DTC's same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of Proceeds	The net proceeds of this offering are intended to be used for the purchase of Series D Bonds and Series E Bonds tendered or to be tendered to us and accepted for payment pursuant to the Tender Offer, and the defeasance of all such Bonds which are not so purchased in the Tender Offer. Any remaining net proceeds after the consummation of the Tender Offer and the defeasance will be used for general corporate purposes. See "Use of Proceeds."

Risk Factors	See "Risk Factors" beginning on page 4 of the accompanying prospectus and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in the Senior Notes.

Trustee	JPMorgan Chase Bank, National Association.

Listing	The Senior Notes will not be listed on any national securities exchange.

USE OF PROCEEDS

The net proceeds from the sale of the Senior Notes will be approximately $         million after the deduction of the underwriting discount and our expenses. We intend to use the net proceeds from the sale of the Senior Notes to finance our previously announced Tender Offer for any and all of our Series D Bonds and our Series E Bonds, of which in the aggregate there are approximately $359.4 million outstanding as of the date of this prospectus supplement, and for the defeasance of all Series D Bonds and Series E Bonds not purchased pursuant to the Tender Offer, including related premiums and expenses. Any remaining net proceeds after the consummation of the Tender Offer and the defeasance will be used for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of March 31, 2005 on an actual basis and on an as adjusted basis to give effect to the issuance of $400,000,000 principal amount of the Senior Notes in this offering and the application of the net proceeds from this offering to the purchase and/or defeasance of the remaining outstanding $359,362,000 aggregate principal amount of our Series D Bonds and our Series E Bonds, as described under "Use of Proceeds." This table should be read in conjunction with the financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2005
	Actual	As Adjusted
	(In Millions)
Cash and equivalents(1)	$40.0	$34.3
Current portion of long-term debt and financing obligations(2)	$214.0	$214.0
8.90% Series D first mortgage bonds(3)	175.8	—
9.40% Series E first mortgage bonds	183.6	—
Financing obligations, net of current portion	18.4	18.4
% Senior Notes due May 15, 2035	—	400.0
Total debt	591.7	632.4
Total common stock equity(1)	536.5	515.8
Total capitalization	$1,128.2	$1,148.2

(1) "As adjusted cash and equivalents" and "as adjusted total common stock equity" reflect payments related to (i) the estimated settlement of our treasury rate lock agreements and (ii) the estimated portion of the tender premium and defeasance costs relating to the 8.90% Series D and 9.40% Series E first mortgage bonds that will not be amortized under SFAS 71. The actual tender premium could vary based on the results of the Tender Offer.

(2) Consists of $193.1 million of pollution control bonds classified as current maturities since they are due within one year and $20.9 million current portion of nuclear fuel obligations.

(3) Currently classified as current portion of long-term debt since they mature on February 1, 2006.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the three months ended March 31, 2005 was 1.5. For our ratios of earnings to fixed charges for each of the five years ended December 31, 2004, see "Ratios of Earnings to Fixed Charges" in the accompanying prospectus.

DESCRIPTION OF THE SENIOR NOTES

The following description of the particular terms of the Senior Notes supplements, and to the extent inconsistent, replaces, the description in the accompanying prospectus of the general terms and provisions of the debt securities under "Description of Debt Securities" to which description reference is hereby made. Capitalized terms defined in the accompanying prospectus and not defined herein are used herein as therein defined.

General

The following is a summary of the terms of the Senior Notes. The Senior Notes will be issued under an indenture dated as of May 1, 2005 between us and JPMorgan Chase Bank, National Association, as trustee in substantially the form attached as Exhibit 4.6 to our Registration Statement on Form S-3 (File No. 333-123646) of which the accompanying prospectus is a part. This description is not complete and investors should refer to the form of indenture. The Senior Notes will be established under the indenture pursuant to a securities resolution.

Maturity, Interest, Form and Denomination

The Senior Notes will initially be limited to $400,000,000 in aggregate principal amount. The Senior Notes will mature on May 15, 2035, unless redeemed prior to that date, and will bear interest at the rate of     % per year.

Interest on the Senior Notes will accrue from the date of original issuance and will be payable semi-annually in arrears on May 15 and November 15 of each year commencing on November 15, 2005 to holders of record of the Senior Notes on the preceding May 1 and November 1, respectively. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest on the Senior Notes will be calculated on the basis of a 360-day year of twelve 30-day months. The notes will be issued in fully registered form in denominations of $1,000 and in integral multiples of $1,000.

Further Issues of the Same Series

We may, from time to time, without the consent of the existing holders of the Senior Notes, issue additional debt securities under the indenture having the same terms and CUSIP number as the Senior Notes in all respects, except for the issue date and the issue price. Any such additional debt securities will be consolidated with and form a single series with the Senior Notes offered hereby.

In addition to the Senior Notes, we may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture.

Ranking

The Senior Notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured debt, including any other debt securities issued under the indenture from time to time outstanding. As of March 31, 2005, we had outstanding $193.1 million of senior unsecured obligations, which consisted of our pollution control bonds. The Senior Notes will be senior to any existing and future debt which by its terms is made subordinate to the Senior Notes.

The Senior Notes will rank junior to our existing and future secured debt. As of March 31, 2005, we had $398.7 million of secured debt, which consisted of our Series D and our Series E Bonds and $39.2 million outstanding under our nuclear fuel facility. We intend to purchase and/or defease our Series D Bonds and our Series E Bonds with the net proceeds of this offering. See "Use of Proceeds." We have the ability to increase the amount of our nuclear fuel facility to $150 million. The limitation on liens covenant described below under "—Limitation on Liens" will restrict our ability to create liens on our operating property. However, this covenant is subject to a number of important exceptions and qualifications, including an exception that will permit us to issue additional first mortgage bonds under our mortgage in the future. See "Description of First Mortgage Bonds—Issuance of Additional Bonds" in the accompanying prospectus.

Optional Redemption

The Senior Notes will be redeemable in whole or in part, at our option, at any time and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Senior Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as defined below, plus          basis points, plus, in either case, accrued and unpaid interest thereon to the redemption date.

"Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to a maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date). The Treasury Rate will be calculated on the third business day preceding the redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Notes.

"Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

"Independent Investment Banker" means one of the Reference Treasury Dealers that we appoint.

"Reference Treasury Dealers" means (1) Credit Suisse First Boston LLC and its respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) two other Primary Treasury Dealers selected by us.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed. Any notice of redemption at our option with respect to the Senior Notes may state that such redemption will be conditional upon the occurrence of any event before the redemption date described in such notice, and such notice will be of no force and effect unless all such conditions to the redemption have occurred on or before such redemption date. In the event that such conditions are not met, we will not be required to redeem the Senior Notes.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

Limitation on Liens

So long as any Senior Notes are outstanding, we may not create or permit to be created, any mortgage, security interest, pledge, lien or other encumbrance ("Lien") of or upon any of our

Operating Property (as defined below), whether owned at the date of the indenture or thereafter acquired, to secure any Debt (as defined below), without effectively securing the Senior Notes (together with, if we shall so determine, any of our other Debt ranking senior to, or equally with, the Senior Notes) equally and ratably with such Debt (but only so long as such Debt is so secured), subject to the following exceptions, one or more of which may apply to any particular Lien.

The foregoing restriction will not apply to:

•	Liens to secure Debt incurred without limitation as to amount under the Mortgage;

•	Liens to secure Debt existing on the date of the issuance of the Senior Notes; provided that such Debt shall not be increased in amount, except for the Debt under our Credit Agreement dated as of December 17, 2004 among the Company, JPMorgan Chase Bank, National Association, as trustee of the Rio Grande Resources Trust II, the lenders party thereto and JPMorgan Chase Bank, National Association as Administrative Agent, Collateral Agent and Issuing Bank, which may be increased to $150,000,000 in principal amount;

•	Liens on any Operating Property which existed on such property prior to the acquisition thereof by us, to secure Debt assumed by us in connection with such acquisition;

•	Liens to secure Debt incurred by the Company in connection with the acquisition or lease by the Company in the ordinary course of business, after the date of the issuance of the Senior Notes, of furniture, fixtures, equipment and other assets not owned by the Company as of the date of issuance of the Senior Notes provided that (a) such Debt shall not be secured by any Operating Property of the Company other than the Operating Property with respect to which such Debt is incurred, and (b) the Lien securing such Debt shall be created within 90 days of the incurrence of such Debt;

•	Liens to secure Debt of any entity existing at the time such entity is merged into or consolidated with, or such entity disposes of all or substantially all its properties (or those of a division) to, us;

•	Liens to secure Debt incurred to acquire, construct, develop or substantially repair, alter or improve Operating Property or to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose; provided that such Debt is incurred contemporaneously with, or within 24 months after, such acquisition or the completion of construction, development or substantial repair, alteration or improvement;

•	Liens to secure, directly or indirectly, our obligations with respect to debt issued by any Governmental Authority (as defined herein), including debt represented by securities issued by any such Governmental Authority (or providers of credit enhancement with respect to such securities), including, without limitation, our obligations with respect to industrial development, pollution control or similar revenue bonds incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property;

•	Liens to secure Debt which has been defeased, including the Senior Notes;

•	Liens to secure Debt incurred in connection with an accounts receivable facility and/or contract payments facility or the securitization of any Excepted Assets (as defined below); and

•	Liens to secure any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of an instrument or agreement creating any Debt referred to in the above clauses.

Also, the foregoing restriction will not apply to Liens, otherwise subject to the foregoing restrictions, to secure Debt of up to an aggregate principal amount (not including Debt secured by Liens permitted by any of the foregoing exceptions) which, immediately following the creation of such Lien, together with all other Debt so secured, does not exceed 15% of Capitalization (as defined below). As of March 31, 2005, our Capitalization, as defined for purposes of this covenant, was approximately $1,128.2 million.

For purposes of the limitation on liens covenant described above, certain terms are defined as follows:

"Capitalization" means the total of all the following items appearing on, or included in, our consolidated balance sheet:

•	liabilities for Debt; and

•	common stock, preferred stock, hybrid preferred securities, premium on capital stock, capital surplus, capital in excess of par value and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury.

Subject to the foregoing, Capitalization shall be determined in accordance with generally accepted accounting principles applicable to the type of business in which we are engaged and that are approved by independent accountants regularly retained by us, and may be determined as of a date not more than sixty (60) days prior to the happening of an event for which such determination is being made.

"Debt" means any of our outstanding debt for money borrowed evidenced by notes, debentures, bonds, or other securities, or guarantees of any thereof.

"Excepted Assets" means all bills, notes and other instruments, accounts receivable, claims, credits, judgments, demands, general intangibles, licenses and privileges (except franchises and permits), emissions allowances, chooses in action, patents, patent applications, patent licenses and other patent rights, trade names, trademarks and all contracts, leases and agreements of whatsoever kind and nature, other than any of the foregoing which are by the express provisions of the Mortgage subjected or required to be subjected to the Lien of the Mortgage.

"Governmental Authority" means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

"Mortgage" means the General Mortgage Indenture and Deed of Trust dated February 1, 1996 between the Company and U.S. Bank National Association, successor to State Street Bank and Trust Company, as Trustee, as amended, supplemented, substituted or replaced from time to time; provided, however, that any such substitution or replacement will provide for a Lien on substantially all of the Company's Operating Property subject to exceptions substantially similar to those contained in the previously existing Mortgage.

"Operating Property" means, as of any particular time, (i) all of the real, personal and mixed property which is an integral part of or is used or to be used as an integral part of the electric generating, transmission and/or distribution operations of the Company, (ii) any undivided legal interest of the Company in any such property which is jointly owned by the Company and any other person or persons and (iii) franchises and permits owned by the Company in connection with the electric generating, transmission and/or distribution operations of the Company, including, without limitation all of such property which is acquired by the Company after the date hereof; provided, however, that Operating Property shall not be deemed to include Excepted Property (as defined in the Mortgage). See "Description of First Mortgage Bonds – Mortgaged Property" in the accompanying prospectus.

Events of Default

The Senior Notes will be subject to the events of default contained in the indenture as described under "Description of Debt Securities—Defaults and Remedies" in the accompanying prospectus. In addition, pursuant to the securities resolution establishing the terms of the Senior Notes, it will be an event of default under the Senior Notes if the Company fails to observe or perform any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Debt (as defined above) in a principal amount in excess of $10,000,000 if the effect of any such failure is to cause such Debt to become due prior to its stated maturity.

Defeasance

The Senior Notes will be subject to covenant defeasance and legal defeasance pursuant to the terms and conditions set forth in Article 9 of the indenture. See "Description of Debt Securities— Legal Defeasance and Covenant Defeasance" in the accompanying prospectus.

Concerning the Trustee

The Trustee has loaned money to us and provided other services to us in the past and may do so in the future as a part of its regular business.

Book-Entry System

The Senior Notes will be issued in the form of one or more fully registered global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., or Cede, as DTC's nominee. Except in the limited circumstances described under "Global Securities" in the accompanying prospectus, the Senior Notes will not be issued in definitive certificated form. The global security may be transferred, in whole and not in part, only to another nominee of DTC.

DTC has advised us and the underwriter as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC and facilitates the settlement of transactions among its participants in such securities, through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Purchases of Senior Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Senior Notes on DTC's records. The ownership of interest of each actual purchaser of Senior Notes (a "beneficial owner") is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct and indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Senior Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Senior Notes, except in the event that use of the book-entry system for the Senior Notes is discontinued.

To facilitate subsequent transfers, all Senior Notes deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Senior Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Senior Notes; DTC's records reflect only the identity of the direct participants to whose accounts such Senior Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the global notes. Under its usual procedures DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts interests in the global notes are credited on the record date (identified in the listing attached to the Omnibus Proxy).

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for the accuracy for such information.

Neither we, the trustee nor the underwriter will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct or indirect participant with respect to any ownership interest in the Senior Notes, or payments to, or the providing of notice to participants or beneficial owners.

Global Clearance and Settlement Procedures

Initial settlement for the Senior Notes will be made in immediately available funds. Secondary market trading between the DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

Additional Information

See "Description of Debt Securities" in the accompanying prospectus for additional important information about the Senior Notes. That information includes:

•	additional information about the terms of the Senior Notes;

•	general information about the indenture and the trustee; and

•	a description of the events of default under the indenture.

See "Description of First Mortgage Bonds" in the accompanying prospectus for information about our ability to issue additional first mortgage bonds under our mortgage, which will rank senior to the Senior Notes.

UNDERWRITING

Under the terms and subject to the conditions contained in the Terms Agreement dated May     , 2005 and the Underwriting Agreement attached as an annex to the Terms Agreement, we have agreed to sell to Credit Suisse First Boston LLC all of the Senior Notes.

The Underwriting Agreement provides that the underwriter is obligated to purchase all of the Senior Notes if any are purchased.

The underwriter proposes to offer the Senior Notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of     % of the principal amount per Senior Note. The underwriter and selling group members may allow a discount of     % of the principal amount per Senior Note on sales to other broker/dealers.

We estimate that our out of pocket expenses for this offering will be approximately $                .

The Senior Notes are a new issue of securities with no established trading market. The underwriter intends to make a secondary market for the Senior Notes. However, the underwriter is not obligated to do so and may discontinue making a secondary market for the Senior Notes at any time without notice. No assurance can be given as to how liquid the trading market for the Senior Notes will be.

We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments which the underwriter may be required to make in that respect.

The underwriter and its affiliates have provided in the past and may in the future provide investment banking, general financing and commercial banking or other services to us and our affiliates, for which they have received and will receive fees and expenses. In addition, the underwriter is acting as dealer manager in connection with our outstanding Tender Offer and the counter-party to treasury rate lock agreements we entered into during the first quarter of 2005.

In connection with the offering the underwriter, may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of Senior Notes in excess of the principal amount of the Senior Notes the underwriter is obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Senior Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a selling group member when the Senior Notes originally sold by the selling group member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Senior Notes or preventing or retarding a decline in the market price of the Senior Notes. As a result the price of the Senior Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Credit Suisse First Boston LLC will make the Senior Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between Credit Suisse First Boston LLC and its customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from Credit Suisse First Boston LLC based on transactions conducted through the system. Credit Suisse First Boston LLC will make the Senior Notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the Senior Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Senior Notes are made. Any resale of the Senior Notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Senior Notes.

Representations of Purchasers

By purchasing Senior Notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the Senior Notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action – Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement to the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the Senior Notes, for rescission against us in the event that this prospectus supplement and the accompanying prospectus contain a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Senior Notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Senior Notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Senior Notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Senior Notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the Senior Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Senior Notes in their particular circumstances and about the eligibility of the Senior Notes for investment by the purchaser under relevant Canadian legislation.

VALIDITY OF THE SENIOR NOTES

The validity of the Senior Notes will be passed upon by Clark, Thomas & Winters, Austin, Texas, and Davis Polk & Wardwell, New York, New York. Certain legal matters in connection with the interpretation of federal law and the law of the States of Texas, New Mexico and Arizona will be passed upon by (i) Clark, Thomas & Winters, Austin, Texas, in respect of Texas law only, (ii) Law Offices of Randall W. Childress, P.C., Santa Fe, New Mexico, in respect of New Mexico law, (iii) Dewey Ballantine LLP, Washington, D.C., in respect of federal energy regulatory matters, and (iv) Perkins Coie Brown & Bain P.A., Phoenix, Arizona, in respect of Arizona law. Pillsbury Winthrop Shaw Pittman LLP, New York, New York, will issue an opinion about certain legal matters with respect to the Senior Notes for the underwriter.

Prospectus

EL PASO ELECTRIC COMPANY

Debt Securities
First Mortgage Bonds
Common Stock (no par value)
Preferred Stock (no par value)
Warrants
Purchase Contracts
Units

We may offer and issue debt securities, first mortgage bonds, shares of our common stock and preferred stock, warrants, purchase contracts, and units from time to time in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol "EE". We have not yet determined whether the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in our securities involves risk. See Risk Factors beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 5, 2005.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and may not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents we refer you to. You should read the following summary together with the more detailed information and financial statements and the notes to those statements incorporated by reference in this prospectus. Unless the context otherwise requires, all references in this prospectus to "El Paso," "the Company," "we," "us," "the Registrant," "our," or similar words are to El Paso Electric Company.

The Company

The Company is subject to federal, Texas, and New Mexico regulations. In addition, the Company's Palo Verde Nuclear Generating Facility (Palo Verde), which represents approximately 40% of the Company's available net generating capacity and represented approximately 49% of the Company's available energy for the twelve months ended December 31, 2004, is subject to performance standards in New Mexico and Texas. If such performance standards are not met, the Company is subject to a penalty. See "Business—Regulation—Texas Regulatory Matters—Palo Verde Performance Standards" in our Annual Report on Form 10-K for the year ended December 31, 2004.

The Company serves approximately 332,000 residential, commercial, industrial and wholesale customers. The Company distributes electricity to retail customers principally in El Paso, Texas and Las Cruces, New Mexico (representing approximately 59% and 9%, respectively, of the Company's operating revenues for the year ended December 31, 2004). Pursuant to the Stipulation and Settlement Agreement dated August 30, 1995 between the Company, the City of El Paso, the Texas Office of Public Utility Counsel and most other parties to the Company's rate proceedings before the Public Utility Commission of Texas (the Texas Commission), the Company's retail rates in Texas are frozen for a period of ten years from August 2, 1995 to August 1, 2005 (the Freeze Period). After the expiration of the Freeze Period, the Company will be subject to traditional cost of service regulation by the Texas Commission and the Texas cities it serves.

The Company's wholesale sales include sales for resale to other electric utilities and periodically sales to the Comisión Federal de Electricidad de Mexico, the national electric utility of Mexico, and power marketers. Principal industrial and other large customers of the Company include steel producers, copper and oil refineries, and United States military installations, including the United States Army Air Defense Center at Fort Bliss in Texas and White Sands Missile Range and Holloman Air Force Base in New Mexico. The Company owns or has significant ownership interests in four major 345 kilovolts (kV) transmission lines in New Mexico and three 500 kV lines in Arizona, and owns the transmission and distribution network within its New Mexico and Texas retail service area and operates these facilities under franchise agreements with various municipalities.

About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this process, we may, from time to time, sell the debt securities, first mortgage bonds, shares of common stock, shares of preferred stock, warrants, purchase contracts, and units described in this prospectus in one or more offerings with a total aggregate offering price not to exceed $1,000,000,000.

DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus or incorporated by reference into this prospectus other than statements of historical information are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like "believes", "anticipates", "targets", "expects", "pro forma", "estimates", "intends" and words of similar meaning. Forward-looking statements describe the Company's future plans, objectives, expectations or goals. Such statements address future events and conditions concerning:

•	capital expenditures,

•	earnings,

•	liquidity and capital resources,

•	litigation,

•	accounting matters,

•	possible corporate restructurings, acquisitions and dispositions,

•	compliance with debt and other restrictive covenants,

•	interest rates and dividends,

•	environmental matters,

•	nuclear operations, and

•	the overall economy of the Company's service area.

These forward-looking statements involve known and unknown risks that may cause the Company's actual results in future periods to differ materially from those expressed in any forward-looking statement. Factors that would cause or contribute to such differences include, but are not limited to, such things as:

•	the Company's rates following the end of the Freeze Period,

•	the Company's rates following the end of the three-year freeze on base rates pursuant to the Stipulation and Settlement Agreement dated April 27, 2004 between the Company and all other parties to the Company's rate proceedings before the New Mexico Public Regulation Commission (the New Mexico Commission),

•	loss of margins on off-system sales,

•	increased costs at Palo Verde,

•	unscheduled outages,

•	electric utility deregulation or re-regulation,

•	regulated and competitive markets,

•	ongoing municipal, state and federal activities,

•	economic and capital market conditions,

•	changes in accounting requirements and other accounting matters,

•	changing weather trends,

•	rates, cost recoveries and other regulatory matters,

•	the impact of changes and downturns in the energy industry and the market for trading wholesale electricity,

•	political, legislative, judicial and regulatory developments,

•	the impact of lawsuits filed against the Company,

•	the impact of changes in interest rates,

•	inability to refinance maturing debt,

•	changes in, and the assumptions used for, pension and other post-retirement and post-employment benefit liability calculations, as well as actual and assumed investment returns on pension plan assets,

•	the impact of changing cost and cost escalation and other assumptions on the Company's nuclear decommissioning liability for Palo Verde,

•	Texas, New Mexico and electric industry utility service reliability standards,

•	homeland security considerations,

•	coal, natural gas, oil and wholesale electricity prices, and

•	other circumstances affecting anticipated operations, sales and costs.

These lists are not all-inclusive because it is not possible to predict all factors. A discussion of some of these factors is included in this document under the heading "Risk Factors" and in our Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference in this prospectus, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the sections "—Summary of Critical Accounting Policies and Estimates" and "—Liquidity and Capital Resources". This report should be read in its entirety. No one section of this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference in this prospectus, deals with all aspects of the subject matter; these documents should be read in their entireties. Any forward-looking statement speaks only as of the date such statement was made, and the Company is not obligated to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

RISK FACTORS

Like other companies in our industry, our consolidated financial results will be impacted by weather, the economy of our service territory, fuel prices, the performance of our customers and the decisions of regulatory agencies. Our common stock price and creditworthiness will be affected by national and international macroeconomic trends, general market conditions and the expectations of the investment community, all of which are largely beyond our control. In addition, the following statements highlight risk factors that may affect our consolidated financial condition and results of operations. This is not intended to be an exhaustive discussion of all such risks, and the statements below must be read together with factors discussed elsewhere in this document and in our other filings with the SEC.

Our Costs Could Increase if There Are Problems at the Palo Verde Nuclear Generating Station

A significant percentage of our generating capacity, assets and operating expenses is attributable to Palo Verde. The Company's 15.8% interest in each of the three Palo Verde units total approximately 600 MW of generating capacity. Palo Verde represents approximately 40% of our available net generating capacity and represented approximately 49% of our available energy for the twelve months ended December 31, 2004. Nuclear fuel represented approximately 49% of the total kilowatt-hours (kWh) energy mix of the Company for the twelve months ended December 31, 2004. We face the risk of additional or unanticipated costs at Palo Verde resulting from (i) increases in operation and maintenance expenses; (ii) the replacement of steam generators in Palo Verde Units 1 and 3; (iii) an extended outage of any of the Palo Verde units; (iv) increases in estimates of decommissioning costs; (v) the storage of radioactive waste, including spent nuclear fuel; (vi) insolvency of other utilities who share in power and energy entitlements and bear certain allocated costs with respect to Palo Verde pursuant to the Arizona Nuclear Power Project Participation Agreement dated August 23, 1973, as amended; and (vii) compliance with the various requirements and regulations governing commercial nuclear generating stations. At the same time, our retail base rates in Texas are effectively capped for the duration of the Freeze Period. As a result, we cannot raise our base rates in Texas prior to the expiration of the Freeze Period in the event of increases in non-fuel costs or loss of revenue. Additionally, should retail competition occur, there may be competitive pressure on our power generation rates which could reduce our profitability. We cannot assure that our revenues will be sufficient to recover any increased costs, including any increased costs in connection with Palo Verde or other operations, whether as a result of inflation, changes in tax laws or regulatory requirements, or other causes.

Our Retail Rates Are Subject to Change Following the Termination of our Ten-Year Rate Freeze in August 2005

Sales to our customers in Texas accounted for 68% of our revenues for the twelve months ended December 31, 2004; our rates in Texas have been frozen and not subject to regulatory review since August 2, 1995. The Freeze Period expires on August 1, 2005. Thereafter, we will be subject to traditional cost of service regulation by the Texas cities that we serve and the Texas Commission. There can be no assurance that we will be able to maintain our Texas rates after expiration of the Freeze Period. In addition, the end of the Freeze Period may mean that we will no longer be entitled to retain 50% of our margins from off-system sales. If a return to cost of service regulation leads to lower rates or the retention by us of less of the margin from off-system sales, there would be a material negative impact on our revenues, earnings, cash flows and financial position.

Our Franchise With the City of El Paso Expires in August 2005

El Paso is the largest city in our service area, representing 59% of our revenues for the twelve months ended December 31, 2004. Our ten-year franchise with the City of El Paso expires on August 1, 2005 and there can be no assurance that we will be able to negotiate a new franchise on terms that are acceptable to us.

We May Not Be Able to Pass Through All of our Fuel Expenses to Customers

In general, through regulation, we can pass through our fuel and purchased power expenses to our customers. Nevertheless, we agreed in 2004 to a fixed fuel factor for ten percent of our retail customers in New Mexico. This subjects us to the risk of increased costs of fuel that would not be recoverable. The portion of fuel expense that is not fixed is subject to reconciliation by the Texas and New Mexico Commissions. Prior to the completion of a reconciliation, we record fuel transactions such that fuel revenues equal fuel expense except for the portion fixed in New Mexico. In the event that a disallowance occurs during a reconciliation proceeding, the amounts recorded for fuel and purchased power expenses could differ from the amounts allowed to be collected by us from our customers and we would incur a loss to the extent of the disallowance.

Equipment Failures and Other External Factors Can Adversely Affect our Results

The generation and transmission of electricity require the use of expensive and complex equipment. While we have a maintenance program in place, generating plants are subject to unplanned outages because of equipment failure. We are particularly vulnerable to this due to the advanced age of several of our generating units in or near the City of El Paso, Texas. In these events, we must acquire power from others at unpredictable costs in order to supply our customers and comply with our contractual agreements. This can increase our costs materially and prevent us from selling excess power at wholesale, thus reducing our profits. In addition, decisions or mistakes by other utilities may adversely affect our ability to use transmission lines to deliver or import power, thus subjecting us to unexpected expenses or to the cost and uncertainty of public policy initiatives. We are particularly vulnerable to this because a significant portion of our available energy (at Palo Verde and Four Corners Generating Station) is located hundreds of miles from the City of El Paso, Texas and the City of Las Cruces, New Mexico and must be delivered to our customers over long distance transmission lines. These factors, as well as weather, interest rates, economic conditions, fuel prices and price volatility, are largely beyond our control, but may have a material adverse effect on our consolidated earnings, cash flows and financial position.

Competition and Deregulation Could Result in a Loss of Customers and Increased Costs

As a result of changes in federal law, our wholesale and large retail customers already have, in varying degrees, alternate sources of economical power, including co-generation of electric power. In addition, in recent years, both New Mexico and Texas passed industry deregulation legislation requiring us to separate our transmission and distribution functions, which would remain regulated, from our power generation and energy services businesses, which would operate in a competitive market, in the future. New Mexico repealed the New Mexico Restructuring Act in April 2003, our operations in New Mexico will remain fully regulated. On October 13, 2004, the Texas Commission approved a rule delaying retail competition in our Texas service territory. There is substantial uncertainty about both the regulatory framework and market conditions that would exist if and when retail competition is implemented in our Texas service territory, and we may incur substantial preparatory, restructuring and other costs that may not ultimately be recoverable. There can be no assurance that deregulation would not adversely affect our future operations, cash flows and financial condition.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the offered securities will be used to refinance or otherwise retire our existing indebtedness under our outstanding first mortgage bonds described on page 16 and for general corporate purposes, primarily to fund our operations, to finance capital expenditures and from time to time to repurchase outstanding shares of our common stock. The prospectus supplement relating to a particular offering of securities by us will identify the use of proceeds for that offering.

RATIOS OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges for the periods indicated.

For the Fiscal Years Ended
December 31, 2004	December 31, 2003	December 31, 2002	December 31, 2001	December 31, 2000
1.8	1.5	1.6	2.3	2.2

Earnings from continuing operations consist of income from continuing operations before income taxes, extraordinary item and cumulative effects of accounting changes. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense and the estimated portion of rental expense that represents an interest factor. Earnings consist of earnings from continuing operations and fixed charges less capitalized interest.

We do not calculate ratios of combined fixed charges and preference dividends to earnings at this time because no shares of our preferred stock were issued and outstanding as of December 31, 2004.

DIVIDEND POLICY

Subject to the prior rights and preferences, if any, applicable to any shares of preferred stock which we may issue in the future, holders of our common stock are entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared from time to time by our Board of Directors out of funds legally available for the payment of dividends. We have never declared or paid any cash dividends on our common stock since our emergence from bankruptcy in 1996. We currently intend to retain earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock under our Articles of Incorporation, which we refer to as the Articles, consists of 100,000,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock, no par value. The following description is a brief summary of certain provisions relating to our capital stock contained in the Articles and does not purport to be complete. This description is qualified in its entirety by reference to the Articles.

Common Stock

Our authorized common stock consists of 100,000,000 shares, no par value, of which 47,403,072 shares were issued and outstanding as of December 31, 2004. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. As of December 31, 2004, there were 4,486 registered holders of record of our common stock.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, subject to prior distribution rights of preferred stock, if any, then outstanding, the holders of common stock are entitled to receive all of the remaining assets available for distribution. The Articles do not provide for preemptive or other subscription rights of the holders of common stock. There are no redemption or sinking fund provisions applicable to the common stock. The issued and outstanding shares of common stock are, and any shares of common stock issued will be, fully paid and non-assessable. The common stock is listed on the New York Stock Exchange under the symbol "EE". The Bank of New York serves as the transfer agent and registrar for our common stock.

Preferred Stock

Our authorized preferred stock consists of 2,000,000 shares, no par value, of which no shares were issued and outstanding as of December 31, 2004. This prospectus describes certain general terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a statement of resolution establishing a series of preferred stock for each series and is also subject to our Articles.

We have summarized below certain terms that would be included in any statement of resolution establishing a series of preferred stock. The summary is not complete. The statement of resolution will be filed with the SEC in connection with an offering of preferred stock.

Under our Articles, our Board of Directors has the authority to:

•	create one or more series of preferred stock;

•	issue shares of preferred stock in any series up to the maximum number of shares of preferred stock authorized; and

•	determine the designations, powers, preferences, rights, qualifications, limitations and restrictions of each series.

Our Board of Directors may issue authorized shares of preferred stock, without further vote or action by the shareholders, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our preferred stock may be listed or quoted.

The prospectus supplement will describe the terms of any preferred stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any date of maturity;

•	any dividend rate or rates and the conditions upon which and the times when such dividends are payable;

•	any redemption provisions including the conditions and timing of redemption and redemption prices;

•	any retirement or sinking fund provisions;

•	the preferences of such shares upon our dissolution or distribution of our assets;

•	whether the preferred stock is convertible or exchangeable and, if so, the securities or property into which the preferred stock is convertible or exchangeable and the terms and conditions of conversion or exchange;

•	any restrictions upon the issuance or reissuance of any other class or series of preferred stock ranking on a parity with or prior to the preferred stock; and

•	any other special rights and protective provisions with respect to the preferred stock, including any voting rights.

Any shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both. Our Board of Directors may increase or decrease the number of shares designated for any existing class or series.

The transfer agent for any series of preferred stock will be described in a prospectus supplement.

CERTAIN ANTI-TAKEOVER EFFECTS OF TEXAS LAW

We are subject to the provisions of the Texas Business Combination Law, Part 13 of the Texas Business Corporation Act (the TBCA). In general, the law prohibits a Texas "issuing public corporation" from engaging in a "business combination" with an "affiliated shareholder," or an affiliate or associate thereof, for a period of three years after the date of the transaction in which the person became an affiliated shareholder, unless:

•	before the date such person becomes an affiliated shareholder, the board of directors of the corporation approves the business combination or the acquisition of shares by which the person becomes an affiliated shareholder; or

•	not less than six months after the date such person becomes an affiliated shareholder, the business combination is approved by the affirmative vote of the holders of at least two-thirds of the corporation's outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates at a meeting of shareholders duly called for that purpose, and not by written consent.

A "business combination" includes, among other things, mergers with and asset sales to an affiliated shareholder or its affiliate or associate and other transactions resulting in a financial benefit to the affiliated shareholder. An "affiliated shareholder" is a person who, together with affiliates and associates, is the "beneficial owner" (or, within three years, was the "beneficial owner") of 20% or more of the corporation's then outstanding voting stock. The Texas Business Combination Law could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

CERTAIN PROVISIONS OF OUR ARTICLES AND BY-LAWS

In addition to the restrictions of the Texas Business Combination Law, a number of provisions in our Articles and by-laws could have an effect of delaying, deferring, or preventing a change in control of the Company in the context of a merger, reorganization, tender offer, sale or transfer of substantially all of the Company's assets, or liquidation involving the Company or its subsidiaries.

Our Articles contain specific provisions governing the approval of certain "business combinations" with an "interested shareholder." Under our Articles, a business combination may be approved by the affirmative vote of a majority of our shareholders as is required by our Articles and pursuant to the restrictions of the Texas Business Combination Law outlined above, only (1) if it is approved by a majority of disinterested directors at a meeting of the Board of Directors or by unanimous written consent of our Board of Directors in lieu of such meeting; or (2) if the per share aggregate amount of the cash and the fair market value, as defined in our Articles, as of the date of the consummation of the business combination, of consideration other than cash to be received by our shareholders in the proposed business combination is, subject to adjustment, at least equal to the higher of (a) the highest price per share for any share of our common stock paid by the interested shareholder within the two-year period prior to the date of announcement of the business combination or in the transaction in which the interested shareholder became an interested shareholder, whichever is higher; or (b) the higher of the fair market value per share of our common stock on the announcement date or on the date on which the interested shareholder became an interested shareholder. Furthermore, our Articles (1) limit the form of consideration which may be received by the holders of our common stock, (2) grant our Board of Directors the power to determine whether the amount, any adjustments to and the form of the consideration meet the requirements of our Articles, (3) prohibit an interested shareholder from acquiring beneficial ownership of any additional shares of our stock, (4) bar the interested shareholder from receiving any benefit of any financial assistance or tax advantages provided by or for the Company, and (5) require certain requirements for notification of our shareholders about the business combination.

If the proposed business combination does not meet the requirements outlined in the paragraph above, then, in addition to the affirmative vote of a majority of our shareholders required by our

Articles and in addition to the restrictions of the Texas Business Combination Law, the business combination must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote in the election of directors at the time of the business combination.

A "business combination" includes any merger or consolidation of the Company or its subsidiary with an interested shareholder or its affiliate, certain sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of assets to an interested shareholder or its affiliate, certain issuances or transfers of securities to an interested shareholder or its affiliate, adoption of any plan or proposal for liquidation or dissolution proposed by an "interested shareholder" and certain reclassifications of securities to the benefit of any "interested shareholder." An "interested shareholder" is any person who beneficially owns 15% or more of the voting power of our outstanding shares; or at any time within the two-year period immediately prior the applicable date was the beneficial owner of 15% or more of the voting power of our outstanding shares.

Our Articles and by-laws provide for a classified Board of Directors and that the number of directors will be fixed by the Board of Directors. Our Board of Directors is divided into three classes, and directors are elected for staggered three-year terms with one class of directors up for election each year. Directors are elected by a plurality of votes cast by holders of shares entitled to vote. No cumulative voting is allowed in the election of directors or for any other purpose. Classified directors may be removed only with cause at a special meeting called expressly for that purpose upon the affirmative vote of at least 80% of all shares entitled to vote. An affirmative vote of at least 80% of shares entitled to vote is required to amend or repeal, or adopt any provision inconsistent with, the provisions of the Articles relating to the election and removal of directors.

Pursuant to our by-laws, the timing of our annual meetings is determined by the Board of Directors. Special meetings of the shareholders may be called only by the chairman of the Board of Directors or the president and shall be called by the chairman of the Board of Directors, the president or secretary at the request in writing of a majority of the Board of Directors or at the request in writing of shareholders owning at least 25% of all shares entitled to vote. Shareholders may not take action by written consent without a meeting.

Our Board of Directors could create and issue a series of preferred stock with rights, privileges or restrictions which effectively discriminate against an existing or prospective shareholder as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. This protects the continuity of our management. The issuance of these shares of capital stock may defer or prevent a change in control of our company without any further shareholder action.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. The debt securities will be issued under an indenture to be entered into between us and JPMorgan Chase Bank, National Association, as trustee (the indenture trustee), in the form filed as an exhibit to the registration statement for these securities that we have filed with the SEC (the indenture). The indenture will be qualified under the Trust Indenture Act of 1939. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement.

We have summarized below the material provisions of the indenture and the debt securities or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and you should refer to the indenture itself which describes completely the terms and definitions summarized below and contains additional information about the debt securities.

Terms

The indenture does not limit the amount of debt securities that can be issued and provides that the debt securities may be issued from time to time in one or more series pursuant to the terms of one or more securities resolutions creating such series. The prospectus supplement will set forth the following terms, as applicable, of the debt securities to be offered: (1) the designation, aggregate principal amount, currency or composite currency and denominations; (2) if an index formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable; (4) the interest rate (which may be fixed or variable), if any; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal and interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company or any third party including any sinking fund; (9) the terms of any conversion or exchange; (10) the terms of any redemption at the option of holders or put by the holders; (11) any tax indemnity provisions; (12) if the debt securities provide that payments of principal or interest may be made in a currency other than that in which the debt securities are denominated, the manner for determining such payments; (13) the portion of principal payable upon acceleration of a discounted debt security (as defined below); (14) whether and upon what terms debt securities may be defeased; (15) any events of default or covenants in addition to or in lieu of those set forth in the indenture; (16) provisions for electronic issuance of debt securities or for debt securities in uncertificated form; and (17) any additional provisions or other special terms not inconsistent with the provisions of the indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities.

Debt securities of any series may be issued as registered debt securities, bearer debt securities or uncertificated debt securities, and in such denominations as specified in the terms of the series.

In connection with its original issuance, no bearer security will be offered, sold or delivered to any location in the United States, and a bearer security may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by the Company to comply with United States laws and regulations.

Securities may be issued under the indenture as discounted debt securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating to such discounted debt securities. "Discounted debt security" means a security where the amount of principal due upon acceleration or redemption is less than the stated principal amount.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, such outstanding debt securities.

Ranking

The debt securities will be unsecured and will rank equally with all of our existing and future unsecured senior debt which includes indebtedness under our pollution control bonds which was approximately $193,100,000 as of December 31, 2004. The debt securities will be senior to any existing and future indebtedness which by its terms is made subordinate to the debt securities.

The debt securities are unsecured obligations. Our secured debt is effectively senior to the debt securities to the extent of the value of the assets securing such secured debt. Substantially all of our utility assets are subject to liens under the mortgage pursuant to which we have issued our first mortgage bonds. As of December 31, 2004, we had $359,362,000 million aggregate principal amount of first mortgage bonds outstanding. Substantially all of our nuclear fuel assets are subject to liens under our $100,000,000 bank line of credit. As of December 31, 2004 we had borrowed approximately $41,196,000 under this line.

Certain Covenants

Any covenants which may apply to a particular series of debt securities will be described in the prospectus supplement relating thereto.

Unless otherwise described in the prospectus supplement, the indenture will not limit the aggregate amount of debt, including secured debt, we may incur. In addition, unless otherwise described in the prospectus supplement, there will be no provisions in the indenture or the related debt securities that require us to redeem, or permit the holders to cause a redemption of, those debt securities.

Successor Obligor

The indenture provides that, unless otherwise specified in the securities resolution establishing a series of debt securities, the Company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, any person in any transaction in which the Company is not the survivor, unless: (1) the person is organized under the laws of the United States or a state thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the indenture, the debt securities and any coupons; (3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and (4) immediately after the transaction no Default (as defined below) exists. The successor in a permitted transaction shall be substituted for the Company, and thereafter all obligations of the Company under the indenture, the debt securities and any coupons shall terminate.

Exchange or Transfer of Debt Securities

Registration of transfer or exchange of registered debt securities may be requested upon surrender thereof at any agency of the Company maintained for such purpose (the transfer agent) and upon fulfillment of all other requirements of the transfer agent. Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series in such authorized denominations as may be requested upon surrender of the registered debt securities to the transfer agent and upon fulfillment of all other requirements of the transfer agent.

Default and Remedies

Unless the securities resolution establishing the series otherwise provides (in which event the prospectus supplement will so state), an "Event of Default" with respect to a series of debt securities will occur if:

(1)    the Company defaults in any payment of interest on any debt securities of such series when the same becomes due and payable and the Default continues for a period of 30 days;

(2)    the Company defaults in the payment of the principal and premium, if any, of any debt securities of such series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

(3)    the Company defaults in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of the series as required by the securities resolution establishing such series and the Default continues for a period of 30 days;

(4)    the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 60 days after the notice specified below;

(5)    the Company, pursuant to or within the meaning of any Bankruptcy Law (as defined below):

(A)    commences a voluntary case;

(B)    consents to the entry of an order for relief against it in an involuntary case;

(C)    consents to the appointment of a Custodian for it or for all or substantially all of its property; or

(D)    makes a general assignment for the benefit of its creditors;

(6)    a court of competent jurisdiction enters an order or decree that remains unstayed and in effect for 60 days under any Bankruptcy Law that:

(A)    is for relief against the Company in an involuntary case;

(B)    appoints a Custodian for the Company or for all or substantially all of its property; or

(C)    orders the liquidation of the Company; or

(7)    there occurs any other Event of Default provided for in the series and specified in the applicable prospectus supplement.

The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

"Default" means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the trustee or the holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice.

If a Default occurs and is continuing on a series of debt securities and if the indenture trustee has actual knowledge of such Default, the indenture trustee is required to mail a notice of the Default within 90 days after it occurs to holders of registered debt securities of such series. Except in the case of a Default in payment on a series of debt securities, the indenture trustee may withhold such notice if and so long as the indenture trustee in good faith determines that withholding the notice is in the interest of such holders. The indenture trustee is required to withhold notice of a Default described in subparagraph (4) above until at least 60 days after it occurs. The Company is required to furnish the indenture trustee, within 120 days after the end of each fiscal year of the Company, a brief certificate as to the Company's compliance with all conditions and covenants under the indenture.

If the Company has given a notice of a redemption subject to occurrence of conditions, it is not an Event of Default if any event on which such redemption is so conditioned does not occur and is not waived before the scheduled redemption date.

The indenture does not have a cross-default provision. Thus, unless otherwise provided in the prospectus supplement for a series of debt securities, a default by the Company on any other debt would not constitute an Event of Default. An Event of Default by the Company on any series of debt securities issued under the indenture shall only constitute an Event of Default on other series if it is an Event of Default under subparagraphs (5) or (6) above.

If an Event of Default occurs and is continuing with respect to any series of the debt securities, then the indenture trustee or the holders of 25% or more in aggregate principal amount of the debt securities of such series then outstanding may, and, upon the written request of the holders of a majority in aggregate principal amount of such series then outstanding, the indenture trustee shall, declare the principal amount (or, if the debt securities of that series are discounted debt securities, such portion of the principal amount as may be specified in the terms of that series) of and all accrued but unpaid interest, if any, on all the outstanding debt securities of such series, to be immediately due and payable. If any Event of Default described in subparagraph (4) above with respect to all series of outstanding debt securities, or any Event of Default described in subparagraphs (5) or (6), occurs and is continuing, then the indenture trustee or the holders of 25% or more in aggregate principal amount of all the outstanding debt securities (voting as one class) may, and upon the written request of the holders of a majority in aggregate principal amount of all the outstanding debt securities (voting as one class) the indenture trustee shall, declare the principal amount (or, if any debt securities are discounted debt securities, such portion of the principal amount as may be specified in the terms of such debt securities) of and all accrued but unpaid interest, if any, on all the debt securities to be immediately due and payable. Prior to the acceleration of the maturity of the debt securities of any series (or all series, as the case may be), other than a Default in the payment of the principal of or interest on the series (or all series, as the case may be) and a Default in respect of a provision in the indenture that cannot be amended without the consent of each affected holder of the debt securities, the holders of a majority in aggregate principal amount of the series (or all series of debt securities then outstanding, voting as one class, as the case may be) by notice to the indenture trustee may waive an existing Default on the series (or an existing Default described in subparagraph (4) which relates to all series of the outstanding debt securities or described in subparagraphs (5) or (6) and its consequences).

However, the holders of a majority in aggregate principal amount of the debt securities of any series (or of all series, as the case may be) then outstanding may, on behalf of all holders of all debt securities of such series (or of all series, as the case may be), waive the Event of Default by reason of which the principal of the debt securities of such series (or of all series, as the case may be) shall have been so declared to be due and payable and rescind and annul such declaration and its consequences if, at any time after such declaration, (1) all arrears of interest, if any, on all the debt securities of such series (or of all series, as the case may be) and all amounts owed to the indenture trustee and any predecessor indenture trustee and all other amounts payable under the indenture (except the principal of the debt securities of such series (or of all series, as the case may be) which would not be due and payable were it not for such declaration) have been paid and (2) every other Default and Event of Default has been cured or adequate provisions have been made to the reasonable satisfaction of the holders of a majority in aggregate principal amount of the debt securities of such series (or of all series, as the case may be); provided that no such waiver, rescission or annulment shall extend to or affect or impair any rights arising from any subsequent Default or Event of Default.

The holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method, and place of conducting any proceeding for any remedy available to the indenture trustee, or of exercising any trust or power conferred on the indenture trustee, with respect to such series (or all series, as the case may be). The indenture trustee, however, may refuse to follow any such direction if it conflicts with law or the indenture, or if the indenture trustee in good faith determines that the action or direction may involve the indenture trustee in personal liability. The indenture trustee may require indemnity satisfactory to it before it enforces the indenture or the debt securities.

A holder of the debt securities of a series may pursue a remedy with respect to the series only if:

(1)    the holder gives to the indenture trustee notice of a continuing Event of Default on the series;

(2)    the holders of at least 25% in principal amount of the series make a request to the indenture trustee to pursue the remedy;

(3)    the holder or holders offer the indenture trustee indemnity satisfactory to it against any loss, liability or expense;

(4)    the indenture trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)    during such 60-day period the holders of a majority in principal amount of the series do not give the indenture trustee a direction inconsistent with such request.

The right of any holder of the debt securities to receive payment of the principal amount or any accrued interest in respect of the debt securities, to convert the debt securities, if such right exists, or to bring suit for the enforcement of such right shall not be impaired or adversely affected without the consent of such holder.

Amendments and Waivers

The indenture and the debt securities or any coupons of the series may be amended, and any default may be waived as follows:

Unless the securities resolution otherwise provides (in which event the applicable prospectus supplement will so state), the indenture, debt securities and any coupons may be amended with the written consent of the holders of a majority in principal amount of the debt securities of all series affected by the amendment voting as one class, and an existing Default on a particular series may be waived with the consent of the holders of a majority in principal amount of the debt securities of the series prior to the acceleration of the maturity of the debt securities of the series. However, without the consent of each securityholder affected, (1) no amendment may (a) reduce the amount of debt securities whose holders must consent to an amendment, (b) reduce the interest on or change the time for payment of interest on any debt security, (c) change the fixed maturity of any debt security, (d) reduce the principal of any non-discounted debt security or reduce the amount of the principal of any discounted debt security that would be due on acceleration thereof, (e) change the currency in which the principal or interest on a debt security is payable, (f) make any change that materially adversely affects the right to convert any debt security, or (g) change any provision in the indenture concerning waiver of past Defaults and amendments that require the consent of securityholders except to increase the requisite amount of debt securities whose holders must consent to an amendment or waiver or to provide that other provisions of the indenture cannot be amended or waived without the consent of each securityholder affected; and (2) unless the securities resolution otherwise provides, neither the indenture trustee nor the holders of a majority in principal amount of a series may waive a Default in the payment of the principal of or interest on the series or a Default in respect of a provision that cannot be amended without the consent of each securityholder affected.

Without the consent of any securityholder, the indenture, the debt securities, or any coupons may be amended (1) to cure any ambiguity, omission, defect or inconsistency; (2) to provide for assumption of the Company's obligations to securityholders in the event of a merger, consolidation or transfer of all or substantially all of its assets requiring such assumption; (3) to provide that certain provisions of the indenture shall not apply to a newly issued series of debt securities; (4) to create a series and establish its terms; (5) to provide for a separate indenture trustee for one or more series; or (6) to make any change that does not materially adversely affect the rights of any securityholder.

Conversion Rights

Any securities resolution establishing a series of debt securities may provide that the debt securities of a series may be convertible at the option of the holders into or for our common stock or other equity or debt instruments (a conversion right). The securities resolution may establish, among other things, (1) the number or amount of shares of common stock or other equity or debt instruments for which $1,000 aggregate principal amount of the debt securities of the series is convertible adjusted pursuant to the terms of the indenture and the securities resolution (the conversion rate), and (2) provisions for adjustments to the conversion rate and limitations upon exercise of the conversion right.

Legal Defeasance and Covenant Defeasance

Debt securities of a series may be defeased in accordance with their terms and, unless the securities resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen debt securities and coupons and to maintain paying agencies in respect of the debt securities) with respect to the debt securities of the series and any related coupons and the indenture (legal defeasance). The Company at any time may terminate as to a series its obligations, with respect to any restrictive covenants which may be applicable to a particular series (covenant defeasance).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to any restrictive covenant which may be applicable to that series.

To exercise either defeasance option as to a series, the Company must (i) irrevocably deposit in trust (the defeasance trust) with the indenture trustee (or another trustee) money or U.S. Government

Obligations, deliver to the indenture trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money, without investment, will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all debt securities of such series to maturity or redemption, as the case may be, and (ii) comply with certain other conditions. In particular, the Company must deliver to the indenture trustee an opinion of counsel that the defeasance will not result in recognition of any income, gain or loss to holders of debt securities of such series for federal income tax purposes as a result of the defeasance (and in the case of legal defeasance, such opinion of counsel is based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) and that the holders will be subject to federal income tax in the same amounts, in the same manner and at the same times as if the defeasance had not occurred.

"U.S. Government Obligations" means direct obligations of the United States or an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations.

Regarding the Trustee

Unless otherwise indicated in a prospectus supplement, the indenture trustee will also act as depository of funds, transfer agent, registrar, paying agent or conversion agent with respect to the debt securities. The Company may remove the indenture trustee with or without cause if the Company so notifies the indenture trustee three months in advance and if no Default exists or occurs during the three-month period. The indenture trustee provides additional unrelated services for the Company as a depository of funds, registrar, trustee and similar services.

Governing Law

The indenture and the debt securities will be governed by New York law.

DESCRIPTION OF FIRST MORTGAGE BONDS

The first mortgage bonds will be issued under and secured by the General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996, between us and U.S. Bank National Association, as successor to State Street Bank and Trust Company, as trustee (the mortgage trustee), as supplemented and amended by supplemental indentures. We will refer to the original mortgage, as so supplemented and amended, as the mortgage. All of the first mortgage bonds issued or issuable under the mortgage are referred to as the bonds. We have summarized below the material provisions of the mortgage and the bonds or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and you should refer to the mortgage itself and the supplemental indentures to the mortgage which describe completely the terms and definitions summarized below and contain additional information about the bonds. The mortgage has been qualified under the Trust Indenture Act of 1939.

General

Substantially all of the Company's utility plant is subject to liens under the mortgage. We first issued bonds under the mortgage in 1996. The first five series of bonds are referred to as the Initial Series Bonds. The Initial Series Bonds are made up of (a) the 7.25% Series A bonds due 1999, which were issued in an aggregate amount of $125,000,000, (b) the 7.75% Series B bonds due 2001, which were issued in an aggregate amount of $150,000,000, (c) the 8.25% Series C bonds due 2003, which were issued in an aggregate amount of $150,000,000, (d) the 8.90% Series D bonds due 2006, which were issued in an aggregate amount of $236,000,000 (the Series D bonds) and (e) the 9.40% Series E bonds due 2011, which were issued in an aggregate amount of $285,900,000 (the Series E bonds). As of December 31, 2004, the only remaining Initial Series Bonds outstanding were $175,807,000 of Series D bonds which mature on February 1, 2006 and $183,555,000 of Series E bonds which mature on May 1, 2011. The Series E bonds are redeemable at our option, in whole or in part, at 104.70% beginning on February 1, 2006 and at declining premiums thereafter, plus accrued and unpaid interest through the applicable redemption date.

We also issued three series of bonds in 1996 that served as collateral security (the Collateral Series Bonds) for four issues of pollution control bonds in an aggregate principal amount of $193,100,000 and as collateral for our $100,000,000 bank line of credit which is principally secured by our nuclear fuel assets (the nuclear fuel facility). In 2000, we redeemed all of the Collateral Series Bonds securing our pollution control bonds. The only remaining series of Collateral Series Bonds is the Collateral Series H bonds securing the nuclear fuel facility. On December 17, 2004, we entered into a new $100,000,000 nuclear fuel facility with a syndicate of banks, which may be increased under certain circumstances to $150,000,000. We agreed that if we increase the amount of the nuclear fuel facility, we will issue up to an additional $50,000,000 of the Collateral Series H bonds as collateral.

We are subject to numerous covenants which will govern any future series of bonds we may issue pursuant to the mortgage. In addition, we are subject to covenants pursuant to the first supplemental indenture under the mortgage which established the Initial Series Bonds (the Initial Series Covenants). The Initial Series Covenants, which apply for the benefit of the holders of the outstanding Series D bonds, the Series E bonds and the Collateral Series H bonds are described below under the heading "Initial Series Covenants." We have agreed with the holders of the Collateral Series H bonds that as of the time when there are no more outstanding Initial Series Bonds, the Initial Series Covenants will cease to apply to the Collateral Series H bonds and will be replaced with the negative covenants to be set forth in any supplemental indenture creating a new series of bonds.

Terms

When we offer to sell a particular series of bonds, we will describe the specific terms of the bonds in a supplement to the mortgage and a prospectus supplement, which will set forth the following terms, as applicable, of the bonds offered thereby: (1) the designation and aggregate principal amount; (2) the maturity date and other dates, if any, on which principal will be payable; (3) the interest rate (which may be fixed or variable); (4) if an index formula or other method is used, the method for determining amounts of principal or interest; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal and interest; (7) the place or places where principal and interest will be payable, where bonds may be surrendered for registration of transfer or exchange, and where notices and demands to or on the Company may be served; (8) the terms of any mandatory or optional redemption or repurchase by the Company or any third party including any sinking fund or similar fund; (9) the terms of any redemption at the option of holders or put by the holders; (10) the terms of any conversion or exchange; (11) if the principal or interest on the bonds are to be payable in securities or other property, or in a currency other than that in which bonds are denominated, the manner for determining such payments; (12) if an amount other than the principal amount shall be payable upon acceleration of a bond, the calculation of such amount to be due and payable; (13) whether the bonds will be issued in book entry or certificated form; and (14) any additional provisions or other special terms not inconsistent with the provisions of the mortgage, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the bonds.

Security

The mortgage constitutes a first mortgage lien on the mortgaged property, subject to permissible encumbrances. The bonds are secured by the mortgaged property on an equal and ratable basis and will rank equally (except as to sinking funds and other similar funds which may be established for the exclusive benefit of a particular series) with all other bonds of any series issued and outstanding under the mortgage.

Mortgaged Property

The mortgaged property is made up of all of the Company's real, personal and mixed property which is an integral part of, or is used or to be used as an integral part of the Company's electric generating, transmission and distribution operations, the Company's undivided legal interest in any of such property which is jointly owned with a third party, any franchises and permits owned by the Company in connection with these operations, and any other property which is intended at any time to be subject to the lien created by the mortgage, including any after acquired property of the character intended to be mortgaged property and any property scheduled as mortgaged property in the mortgage and any supplemental indentures, subject to the exceptions referred to below, to certain minor leases and easements, permitted liens, exceptions and reservations in the instruments by which we acquired title to our property and the prior lien of the mortgage trustee for compensation, expenses and liability.

Excepted from the lien of the mortgage, among other things, are:

•	cash, cash equivalents, accounts receivable, securities not pledged under the mortgage, and certain intangibles including intellectual property;

•	goods, merchandise, electricity, gas, steam, water, ice, oil, coal and other materials, products or services generated, manufactured, produced, purchased or acquired by the Company and held for sale in the ordinary course of business or for use or consumption by the Company for operations or maintenance, replacement or fixed capital purposes;

•	all nuclear fuel, cores and materials and interests therein;

•	all supplies and equipment used in connection with the Company's business, books and records; and

•	all leases and real or personal property not specifically pledged under the mortgage.

There is further expressly excepted any property of any other corporation which acquires the Company or which the Company merges into, which is owned by such corporation prior to the acquisition or merger, or which is acquired by such corporation after the acquisition or merger and is not integrally related to the Company's electric generating, transmission and distribution operations. The mortgage permits our consolidation or merger with, or the conveyance of substantially all of our property to, any other corporation; provided that the successor corporation is a U.S. company which expressly assumes the due and punctual payment of the principal and interest on the bonds outstanding under the mortgage and the due and punctual performance and observance of all covenants, agreements and conditions of the mortgage, and provided that the consolidation or merger does not create any prior lien over the mortgaged property.

Issuance of Additional Bonds

The mortgage provides that the Company may at any time and from time to time issue additional first mortgage bonds in principal amounts equal to the sum of:

(a)    the lesser of:

(i)    75% of the amount of bondable property which has not been used as a basis for the issuance of bonds already issued under the mortgage, which was $1,019,000,000 as of December 31, 2004, and

(ii)    100% of the principal amount of first mortgage bonds or indebtedness subject to prior liens (or 75% of the principal amount of Initial Series Bonds, Collateral Series H bonds or any bonds issued in replacement of the Collateral Series H bonds), which bonds or indebtedness have been paid, retired, repurchased, redeemed, cancelled or otherwise discharged by the Company since February 1, 1996 or are then being paid, retired, repurchased, redeemed, cancelled or otherwise discharged by the Company, and which have not already been used as a basis for the issuance of bonds under the mortgage, and

(b)    the amount of cash deposited with the mortgage trustee for such purpose.

Additional bonds may not be issued on the basis of property additions subject to a prior lien.

Initial Series Covenants

Incurrence of Indebtedness

While any of the Initial Series Bonds is outstanding, no indebtedness may be incurred by us, except that we may incur (a) subordinated indebtedness, if the ratio of our consolidated cash flow to fixed charges for the most recently ended four full fiscal quarters, determined on a pro forma basis (including a pro forma application of the net proceeds of such debt incurrence), as if such additional bonds had been issued at the beginning of such four-quarter period (the fixed charge coverage ratio) would have been at least 2.0 to 1; and (b) senior indebtedness, if our fixed charge coverage ratio would have been at least 2.5 to 1.

Exceptions from this covenant include: any bonds secured by our nuclear fuel assets or by our accounts receivable; bonds issued to banks and the proceeds of which are used to repay the Initial Series Bonds; bonds issued whose proceeds are used to finance construction or improvements of Company property or refund other Company indebtedness; certain inter-Company issuances; and bonds issued as collateral for the Company's pollution control bonds.

Limitation on Liens

While any of the Initial Series Bonds is outstanding, we may not create or allow to exist any liens on the mortgaged property, other than:

(i)    the lien of the mortgage;

(ii)    pre-existing liens on acquired property, so long as the lesser of the cost or fair value of such acquired property is at least equal to 133 1/3% of the principal amount of obligations secured by such pre-existing lien, all non-permitted liens on the property have been discharged, and the lien does not attach to any other mortgaged property of the Company;

(iii)    certain tax, judgment liens and other government liens;

(iv)    easements, rights of way, restrictions, exceptions or reservations, and zoning ordinances, regulations and restrictions with respect to any property or right of way of the Company which do not materially impair the use of the property by the Company;

(v)    immaterial liens related to irregularities in or defects of title with respect to any property or rights of way;

(vi)    liens securing obligations which have not been assumed by the Company, with respect to the mortgaged property acquired by the Company for rights of way for lines, pipes, structures and appurtenances to such property or with respect to property that the Company owns jointly with another person where the secured party could not without the Company's consent, sell the property;

(vii)    agreements related to the joint use of the property;

(viii)    liens incident to construction, and certain pre-existing lease rights of third parties; and

(ix)    any trustee's liens.

Restricted Payments

While any of the Initial Series Bonds is outstanding, we may not:

(i)    declare or pay any dividends on any equity interests of the Company, including payments in connection with any merger or consolidation involving the Company, other than dividends or distributions payable in non-mandatorily redeemable stock;

(ii)    purchase, redeem or otherwise acquire or retire for value any equity interests of the Company or any of its subsidiaries;

(iii)    make any principal payment on or purchase, redeem, defease or otherwise acquire or retire for value, except at final maturity, any indebtedness which is subordinated to the bonds; or

(iv)    make any investments other than in cash equivalents or wholly-owned subsidiaries;

unless, at the time of and after giving effect to such payment:

(A)    no default or Event of Default (as defined below) has occurred and is continuing or would occur as a result of such payment;

(B)    other than for the payment of dividends on our common stock, we would be able to incur at least $1.00 of additional subordinated indebtedness pursuant to the fixed charge coverage ratio test described above, taking the restricted payment into account; and

(C)    unless our bonds outstanding with the longest maturity have been granted an investment-grade rating, the aggregate of all such payments since February 1, 1996 is less than the sum of (x) 50% of our consolidated net income plus (y) 100% of the aggregate net cash proceeds received by us from the issuance or sale of equity interests or debt securities that have been converted into equity since February 1, 1996, plus (z) $10 million.

These restrictions on the payment of dividends or distributions will not apply to the redemption, repurchase, retirement or other acquisition by the Company of its equity interests with the proceeds of a substantially concurrent sale of other equity interests, the redemption, repurchase, retirement or other acquisition by the Company of equity interests of Company's management of up to $250,000 in any twelve-month period net of amounts of equity interests sold to management during such period, provided in each case that no default or Event of Default has occurred and will be continuing immediately after such transaction.

Application of Certain Proceeds of Sale or Condemnation

While any of the Initial Series Bonds is outstanding, we must deposit the proceeds, net of transaction costs or expenses, taxes and cash reserves under generally accepted accounting principles, of any sale or condemnation of bondable property with the mortgage trustee and must, within one year of the receipt of any "excess proceeds", reinvest such excess proceeds in real or tangible personal property which is integral to the generation, transmission or distribution of electricity, or use the excess proceeds to repurchase bonds through open market purchases. We may not use any excess proceeds as a basis on which to issue any additional bonds unless and until they are reinvested.

"Excess proceeds" are (x) the aggregate net proceeds from all such sales or condemnations occurring within a twelve-month period which have not been re-invested as described above, less (y) any amount which we are required to pay or credit to ratepayers less (z) $10 million.

Merger, Consolidation or Sale of Assets

While any of the Initial Series Bonds is outstanding, we may not merge with, or convey substantially all of the mortgaged property to, any other entity unless (i) before and after such transaction no default or Event of Default exists and (ii) the successor entity, which may or may not be the Company, has a consolidated net worth immediately after the transaction which is at least as great as the consolidated net worth of the Company prior to the transaction, and will, after giving pro forma effect to the transaction, be able to incur at least $1.00 of additional subordinated indebtedness pursuant to the fixed charge coverage ratio test described above.

Transactions with Affiliates

While any of the Initial Series Bonds is outstanding, we may not sell, lease, transfer or otherwise dispose of any of our properties or assets, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with or for the benefit of any of our affiliates, unless the terms of the transaction are no less favorable to the Company than those which would have been entered into with an unrelated third party and, if the transaction consideration is in excess of $5 million, the transaction has been approved by a majority of the disinterested members of our Board of Directors or, if the transaction consideration is in excess of $10 million and other than for employment agreements, we have received the opinion of an investment bank as to the fairness of the transaction to the Company from a financial point of view.

Release and Substitution of Assets

The mortgage provides that, subject to various limitations, property may be released from the lien of the mortgage if after such release, the fair value of the remaining property subject to the mortgage equals or exceeds an amount equal to 133 1/3% of the aggregate principal amount of outstanding bonds plus the amount of outstanding indebtedness which has a prior lien on such property. The mortgage also permits property to be released from the lien of the mortgage upon the substitution of cash, certain cash equivalents, newly acquired bondable property, or the waiver of the right to issue bonds in the amount of the fair value of such released property.

The mortgage also provides that cash may be released by the mortgage trustee (i) in the case of cash deposited with the mortgage trustee for the issuance of bonds after February 1, 1996, to the extent of 75% of the amount of bondable property which has not been used as a basis for the issuance of bonds already issued under the mortgage, and (ii) in the case of cash deposited with the mortgage trustee for any other reason under the mortgage, to the extent of 100% of the amount of bondable property which has not been used as a basis for the issuance of bonds already issued under the mortgage, and which may be withdrawn in an amount equal to the principal amount of bonds which the Company has the right to issue based upon the retirement of outstanding bonds or the repayment of indebtedness with a prior lien. Cash may also be used or applied to the payment at maturity or on redemption or repurchase of any outstanding bonds or indebtedness with a prior lien.

Events of Default

An Event of Default under the mortgage includes:

•	default in the payment of the principal of, or premium, if any, on any bond when due or default for 60 days in the payment of interest on any bond when due;

•	default in compliance with any covenant contained in the mortgage or any supplemental indenture, which is not remedied within 60 days after the Company or the mortgage trustee receives written notice from the holders of not less than 25% of the outstanding bonds;

•	certain events of bankruptcy or insolvency with respect to the Company; and

•	any other event expressly designated as an Event of Default under the terms of the applicable supplemental indenture and disclosed in the applicable prospectus supplement.

In addition, holders of Initial Series Bonds and Collateral Series Bonds may declare an Event of Default upon the occurrence of:

•	default in compliance with the negative covenants related to restricted payments, incurrence of indebtedness, merger, consolidation or sale of assets, mandatory repurchase offer upon a change of control, or the mandatory redemption of the Collateral Series H bonds if we default under the nuclear fuel credit agreement;

•	default with respect to any indebtedness of the Company aggregating $10 million or more, with respect to payment of principal or interest, or which has resulted in the acceleration prior to maturity of such indebtedness; and

•	failure by the Company to pay, discharge or stay within 60 days one or more final judgments aggregating in excess of $10 million;

although future bonds issued pursuant to the mortgage and at the time when there are no more Initial Series Bonds outstanding may not be entitled to these same events of default.

We are required to give the mortgage trustee notice of the occurrence of any default or Event of Default and to certify to the mortgage trustee within 120 days of the end of each fiscal year that we are not in default. The mortgage trustee is required, within 90 days after the occurrence of any default or Event of Default, to give to the holders of the bonds notice of all defaults known to the mortgage trustee unless such defaults shall have been cured before the giving of such notice; provided, however, that except in the case of default in the payment of the principal of or interest on any of the bonds, or in the payment or satisfaction of any sinking, improvement, maintenance, replacement or analogous fund installment, the mortgage trustee shall be protected in withholding notice if and so long as the mortgage trustee in good faith determines that the withholding of notice is in the interests of the holders of the bonds.

If any Event of Default occurs and is continuing, the mortgage trustee or the holders of at least 25% in aggregate principal amount of the then outstanding bonds of any series affected by the Event of Default may declare all of the bonds in such series to be immediately due and payable. The holders of not less than a majority in aggregate principal amount of bonds outstanding and affected by an Event of Default may direct the mortgage trustee in the exercise of its power, provided that the mortgage trustee is not required to exercise any of its rights or powers under the mortgage at the request of any holders of bonds unless the holders have offered the mortgage trustee security and indemnity against any loss, liability or expense, to the mortgage trustee's satisfaction. The holders of not less than a majority in aggregate principal amount of bonds outstanding may also waive past defaults other than payment defaults, defaults arising from our creation of prior liens, or defaults which are in violation of other provisions of the indenture.

Modification of the Mortgage

The mortgage may be amended or supplemented, and any existing default or compliance with any provision of the mortgage or the bonds may be waived, with the consent of the holders of not less than a majority in principal amount of the then outstanding bonds, except that if the rights of one or more series of bonds is materially adversely affected then the only consent required shall be the consent of the holders of a majority in principal amount of each such series, voting together as a single class.

Without the consent of each holder affected, no amendment or waiver may reduce the principal amount of bonds whose holders must consent to an amendment of the bonds or waiver of any defaults or events of default under the bonds, reduce the principal amount due under or change the maturity of any bond, reduce the rate of interest or change the time for payment of interest on any bond, alter any conversion, redemption or repurchase rights with respect to any bond, waive any default in the payment of principal or interest on the bonds, limit the right of a holder of bonds to institute suit for the enforcement of any payment of principal or interest on the bonds, or permit the creation of any prior liens.

Legal Defeasance

Pursuant to the mortgage, bonds which are within one year of their stated maturity may be legally defeased when the mortgage trustee has received from the Company, an amount of money or U.S. government obligations which will be adequate to pay when due the principal and interest on all outstanding bonds at their maturity or earlier redemption. The mortgage trustee will determine whether the funds deposited are adequate based on the opinion of an accountant, who may be a financial officer of the Company, and taking into account any reinvestment and proceeds on such funds. When adequate funds have been deposited with the mortgage trustee, and the Company has given irrevocable instructions for such funds to be paid to the bondholders, the mortgage trustee may, and at the request of the Company will, satisfy and discharge the lien of the mortgage and release to the Company the mortgaged property.

Governing Law

The mortgage is governed by New York law except to the extent that the Trust Indenture Act of 1939 is applicable and except that the perfection, priority and enforcement of the lien of the mortgage is governed by the law of the jurisdiction where any portion of the mortgaged property is located.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third-parties or other rights, including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other offered securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, together with, or separate from, the securities registered hereby, for the purchase or sale of:

•	debt or equity securities issued by us or securities of third-parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, first mortgage bonds, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, first mortgage bonds, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

GLOBAL SECURITIES

We may issue the debt securities and bonds of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

If not described below, any specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security (participants) or persons that may hold interests through participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities. So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities or bonds represented by such global security for all purposes under the indenture or under the mortgage. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders of such securities under the indenture or under the mortgage. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture or the mortgage. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture or under the mortgage, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities or bonds represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. We and the trustees or any of our or their agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for any debt securities or bonds represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of such global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

If the depositary for any debt securities or bonds represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we do not appoint a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue such debt securities or bonds in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities or bonds of a series represented by one or more global securities and, in such event, will issue debt securities or bonds of such series in definitive form in exchange for all of the global security or securities representing such debt securities or bonds. Any debt securities or bonds issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

PLAN OF DISTRIBUTION

We may sell the securities being offered under this prospectus in four ways or any combination thereof:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

We may directly solicit offers to purchase the securities, or we may designate agents to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If any underwriters or agents are used in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

If a dealer is used in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities, and may end any of these activities at any time.

Unless otherwise specified in a prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange, the securities will not be listed on a national securities exchange or the Nasdaq National Market. No assurance can be given that any broker-dealer will make a market in any series of the securities, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the securities. The prospectus supplement will state, if known, whether or not any broker-dealer intends to make a market in the securities. If no such determination has been made, the prospectus supplement will so state.

LEGAL MATTERS

The validity of the offered securities will be passed upon by Clark, Thomas & Winters, Austin, Texas, and Davis Polk & Wardwell, New York, New York. Certain legal matters in connection with the interpretation of federal law and the law of the States of Texas, New Mexico and Arizona will be passed upon by (i) Clark, Thomas & Winters, Austin, Texas, in respect of Texas law only, (ii) Law Offices of Randall W. Childress, P.C., Santa Fe, New Mexico, in respect of New Mexico law, (iii) Dewey Ballantine LLP of Washington, D.C., in respect of federal regulatory matters, and (iv) Perkins Coie Brown & Bain P.A., Phoenix, Arizona, in respect of Arizona law.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the consolidated financial statements refers to a change in the Company's method of accounting for asset retirement obligations in 2003.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings, including the complete registration statement of which this prospectus is a part and all of the exhibits to it, are also available to the public from the SEC's website at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those previously filed documents. The information incorporated by reference in this prospectus is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the time that all of the securities registered are sold. Any statement contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference in this prospectus, modifies or supersedes that statement:

(a)    Our Annual Report on Form 10-K for the year ended December 31, 2004;

(b)    Our Current Reports on Form 8-K filed on February 16, 2005, March 7, 2005 and March 15, 2005; and

(c)    Our Proxy Statement on Schedule 14A filed on March 29, 2005.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

El Paso Electric Company
Stanton Tower
100 North Stanton
El Paso, Texas 79901
Attn: Investor Relations
(915) 543-5711

Copies of these filings are also available from our website at http://www.epelectric.com.